Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139864 and No. 333-164608 on Form S-3 of our report dated March 2, 2012, relating to the consolidated financial statements of America First Tax Exempt Investors., L.P. and subsidiaries (the “Company”), which report expresses an unqualified opinion on those financial statements and includes explanatory paragraphs regarding management's estimates for investments without readily determinable fair value, the Company's adoption of guidance related to the presentation of comprehensive income (loss) that was retrospectively applied to all periods presented, and the Company's adoption of guidance related to the consolidation of Variable Interest Entities effective January 1, 2010, and our report dated March 2, 2012, related to the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 2, 2012